THE JENSEN PORTFOLIO, INC. AND JENSEN INVESTMENT MANAGEMENT, INC.
AMENDMENT TO
THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of this 27 day of July, 2006, to the Distribution Agreement dated as of March 12, 2001, respectively, (the “Agreement”), is entered by and among The Jensen Portfolio, Inc., an Oregon corporation (the “Company”), Jensen Investment Management, Inc., an Oregon Corporation (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the parties desire to amend said Agreement; and

WHEREAS, Section 10 (b) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule B, the fee schedule of the Agreement, effective August 1, 2006, is hereby superseded and replaced with the fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE JENSEN PORTFOLIO, INC.	QUASAR DISTRIBUTORS, LLC

By: /s/Gary Hibler	By: /s/James R. Schoenike

Name: Gary Hibler	Name: James R. Schoenike

Title: President	Title: President

JENSEN INVESTMENT MANAGEMENT, INC.

By: /s/Gary Hibler

Name: Gary Hibler

Title: President

Schedule B
to the DistributionAgreement
The Jensen Portfolio, Inc. and Jensen Investment Management, Inc.

DISTRIBUTION SERVICES - ANNUAL FEE SCHEDULE at 8/1/2006
Basic Distribution Services • .01% of assets on first $500 million • .005% of assets on next $1 billion • .0025% of assets on next $1 billion Maximum fee of $125,000 on assets of $2.5 billion

Advertising Compliance Review/NASD Filings
•  $150 per job for the first 10 pages (minutes if tape or video); $20 per page (minutes if tape or video) thereafter
•  NASDR Expedited Service for 3 day turnaround:
•    $1000 for the first 10 pages (minutes if audio or   video) $25 per page (minutes if audio or video) thereafter
(Comments are faxed. NASDR may not accept expedited request.)

Licensing of Investment Advisor’s Staff (if desired)
•  $900 per year per Series 7 representative
•  All associated NASD and State fees for Registered Representatives, including license and renewal fees.
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•  typesetting, printing and distribution of Prospectuses and shareholder reports
•  production, printing, distribution and placement of advertising and sales literature and materials
•  engagement of designers, free-lance writers and public relations firms
•  long-distance telephone lines, services and charges
•  postage
•  overnight delivery charges
•  NASD filing fees
•  record retention
•  travel, lodging and meals

Schedule B (continued) to the Distribution Agreement
The Jensen Portfolio, Inc. and Jensen Investment Management, Inc.

CHIEF COMPLIANCE OFFICER SUPPORT SERVICES FEE SCHEDULE effective 8/1/06

Chief Compliance Officer Support Services

U.S. Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC. Indicated below are samples of functions performed by USBFS in this CCO support role:

•  Business Line Functions Supported
                 •      Fund Administration and Compliance
                 •      Transfer Agent and Shareholder Services
                 •      Fund Accounting
                 •      Custody Services
                 •      Securities Lending Services
                 •      Distribution Services
•  Daily Resource to Fund CCO, Fund Board, Advisor
•  Provide USBFS/USB Critical Procedures & Compliance Controls
•  Daily and Periodic Reporting
•  Periodic CCO Conference Calls
•  Dissemination of Industry/Regulatory Information
•  Client & Business Line CCO Education & Training
•  Due Diligence Review of USBFS Service Facilities
•  Quarterly USBFS Certification
•  Board Meeting Presentation and Board Support
•  Testing, Documentation, Reporting

Annual Fee Schedule*
               •       $1,200 per service per year

Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA.